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                                  SCHEDULE 14A
                                   (RULE 14A)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement             [ ] CONFIDENTIAL, FOR USE OF THE
[ ]  Definitive Proxy Statement                  COMMISSION ONLY (AS PERMITTED
[ ]  Definitive Additional Materials             BY RULE 14A-6(E)(2))
[ ]  Soliciting Material Pursuant to ss.240.14a-12

                          LIGHTPATH TECHNOLOGIES, INC.
                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, If Other Than The Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:________________
     (2)  Aggregate number of securities to which transaction applies:__________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          ___________________________
     (4)  Proposed maximum aggregate value of transaction: _________________
     (5)  Total fee paid: __________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: __________________________
     (2)  Form, Schedule or Registration Statement No.: _______________________
     (3)  Filing Party: _____________________________
     (4)  Date Filed: _______________________________

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
                      [LIGHTPATH TECHNOLOGIES, INC. LOGO]



                          LIGHTPATH TECHNOLOGIES, INC.



                         SPECIAL MEETING OF STOCKHOLDERS

                                FEBRUARY 28, 2003



                           NOTICE AND PROXY STATEMENT

                      [LIGHTPATH TECHNOLOGIES, INC. LOGO]

                                January ___, 2003


Dear LightPath Stockholder:

     I am pleased to invite you to a special meeting of the stockholders of LightPath Technologies, Inc. The meeting will be held on Friday, February 28, 2003 at 10:00 a.m. (local time) at the Hyatt Regency Orlando International Airport, 9300 Airport Blvd., Orlando, Florida 32827.

     At the meeting, you and the other stockholders will be asked to approve an amendment to the Company's Certificate of Incorporation to effect a reverse stock split of the Company's outstanding Common Stock. The Company's Board of Directors believes that the reverse stock split proposal is advisable and in the best interest of the Company and its stockholders and recommends that the stockholders vote `FOR' the proposal.

     The enclosed Notice and Proxy Statement contain details concerning the reverse stock split proposal and any business to be conducted at the special meeting. We urge you to read and consider these documents carefully.

     We hope you can join us at the meeting. Whether or not you expect to attend, please read the enclosed Proxy Statement, MARK your votes on the enclosed proxy card, SIGN AND DATE IT, and RETURN IT to us in the enclosed postage-paid envelope. Your vote is important, so please return your proxy card promptly.

                                        Sincerely,


                                        ROBERT RIPP
                                        Chairman of the Board


                             Corporate Headquarters
--------------------------------------------------------------------------------
  2603 Challenger Tech Ct. Ste 100 * Orlando, Florida USA 32826 * 407-382-4003

                          LIGHTPATH TECHNOLOGIES, INC.
                        2603 CHALLENGER TECH CT. STE 100
                           ORLANDO, FLORIDA USA 32826


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 28, 2003

Dear Stockholder,

You are cordially invited to attend a Special Meeting of Stockholders of LightPath Technologies, Inc., a Delaware corporation (the "Company"). The meeting will be held on Friday, February 28, 2003 at 10:00 a.m. local time at the Hyatt Regency Orlando International Airport, 9300 Airport Blvd., Orlando, Florida 32827, for the following purposes:

1. To approve an amendment to our Certificate of Incorporation and to authorize the Board of Directors to file such amendment in order to effect a reverse stock split of our outstanding common stock, in a ratio of 2-for-1, 3-for-1, 4-for-1, 5-for-1, 6-for-1, 7-for-1 or 8-for-1 as determined by the Board of Directors, at any time prior to the one-year anniversary of the Special Meeting of stockholders to which this Notice relates.

2.   To conduct any other business properly brought before the meeting.

     These items of business are more fully described in the Proxy Statement accompanying this Notice.

     The record date for the Special Meeting is January 27, 2003. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

                                        By Order of the Board of Directors


                                        Kenneth Brizel
                                        Chief Executive Officer
                                        Orlando, Florida
                                        January __, 2003

     You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please COMPLETE, DATE, SIGN AND RETURN the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

                                 PROXY STATEMENT
                       FOR SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 28, 2003

                          LIGHTPATH TECHNOLOGIES, INC.
                        2603 CHALLENGER TECH CT. STE 100
                           ORLANDO, FLORIDA USA 32826

           QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

WHY AM I RECEIVING THESE MATERIALS?

     We sent you this proxy statement and the enclosed proxy card because the Board of Directors of LightPath Technologies, Inc. (sometimes referred to as the "Company" or "LightPath") is soliciting your proxy to vote at a Special Meeting of Stockholders. You are invited to attend the special meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

     We intend to mail this proxy statement and accompanying proxy card on or about January 30, 2003 to all stockholders of record entitled to vote at the special meeting.

WHO CAN VOTE AT THE SPECIAL MEETING?

Only stockholders of record at the close of business on January 27, 2003 will be entitled to vote at the special meeting. On this record date, there were 20,677,071 shares of common stock outstanding and entitled to vote.

STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME

     If on January 27, 2003, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer and Trust, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted. Even if you fill out and return your proxy, you may still vote in person if you are able to attend the meeting.

BENEFICIAL OWNER: SHARES REGISTERED IN THE NAME OF A BROKER OR BANK

     If on January 27, 2003, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or

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other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

WHAT AM I VOTING ON?

     There is one matter scheduled for a vote:

To approve an amendment to our certificate of incorporation to effect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between and including two and eight would be combined into one share of our common stock and to authorize our Board to select and file one such amendment.

HOW DO I VOTE?

     You may vote "For" or "Against" or abstain from voting. The procedures for voting are as follows:

STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME

     If you are a stockholder of record, you may vote in person at the special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

     * To vote in person, come to the special meeting and we will give you a ballot when you arrive.

     * To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

BENEFICIAL OWNER: SHARES REGISTERED IN THE NAME OF BROKER OR BANK

     If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from LightPath. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

HOW MANY VOTES DO I HAVE?

     On each matter to be voted upon, you have one vote for each share of common stock you own as of January 27, 2003.

WHAT IF I RETURN A PROXY CARD BUT DO NOT MAKE SPECIFIC CHOICES?

     If you return a signed and dated proxy card without marking any voting selections, your shares will be voted "For" the proposal to amend our Certificate of Incorporation and authorize the Board to effect a reverse stock split as described in this Proxy Statement. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

WHO IS PAYING FOR THIS PROXY SOLICITATION?

     We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

     If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return EACH proxy card to ensure that all of your shares are voted.

WHAT IS "HOUSEHOLDING"?

     The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as "householding," potentially means extra convenience for securityholders and cost savings for companies.

     A number of brokers with account holders who are LightPath stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement, please notify your broker and also notify us by sending your written request to Investor Relations, LightPath Technologies, Inc., 2603 Challenger Tech Ct. Ste. 100, Orlando, Florida USA 32826 or by calling Todd Childress at 407-382-4003. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to

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
request "householding" of their communications should also contact their broker and notify us in writing or by telephone.

CAN I CHANGE MY VOTE AFTER SUBMITTING MY PROXY?

     Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

     * You may submit another properly completed proxy card with a later date.

     * You may send a written notice that you are revoking your proxy to LightPath's Secretary at 2603 Challenger Tech Ct. Ste 100, Orlando, Florida USA 32826.

     * You may attend the special meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

HOW ARE VOTES COUNTED?

     Votes will be counted by the inspector of elections appointed for the meeting, who will separately count "For" and "Against" votes, abstentions and broker non-votes. A broker "non-vote" occurs when a nominee/broker holding shares for a beneficial owner does not vote on a particular proposal because the nominee/broker does not have discretionary voting power with respect to that item (such as the approval of the current reverse stock split proposal) and has not received voting instructions from the beneficial owner. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

HOW MANY VOTES ARE NEEDED TO APPROVE THE PROPOSAL?

     To be approved, Proposal No. 1, to amend our certificate of incorporation to effect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between and including two and eight would be combined into one share of our common stock, must receive a "For" vote from holders of a majority of our outstanding shares. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

WHAT IS THE QUORUM REQUIREMENT?

     A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding stock entitled to vote is represented by votes at the meeting or by proxy. On the record date, there were 20,677,071 outstanding shares entitled to vote. Thus 10,338,536 must be represented by votes at the meeting or by proxy to have a quorum.

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
     Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE SPECIAL MEETING?

     Preliminary voting results will be announced at the special meeting. LightPath will also issue a general press release after the meeting indicating whether the stockholders have approved the proposal or not. Final voting results will be published in the Company's quarterly report on Form 10-Q for the period ending March 31, 2003.

WHEN ARE STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING DUE?

     Any stockholder proposals intended to be presented at the Company's 2003 annual stockholders' meeting, which is expected to be in October 2003, must be received by the Company no later than May 20, 2003, to be evaluated by the Board for inclusion in the proxy statement for that meeting. Such proposals should be addressed to the Corporate Secretary, LightPath Technologies, Inc., 2603 Challenger Tech Ct. Ste. 100, Orlando, Florida USA 32826.

                                   PROPOSAL 1

                    AMENDMENT TO CERTIFICATE OF INCORPORATION
                         TO EFFECT A REVERSE STOCK SPLIT

OVERVIEW

     Our Board of Directors has unanimously approved a proposal to amend our certificate of incorporation to effect a reverse stock split of all outstanding shares of our common stock at an exchange ratio ranging from two-to-one to eight-to-one. The Board has recommended that this proposal be presented to our stockholders for approval. You are now being asked to vote upon an amendment to our certificate of incorporation to effect such a split whereby any whole number of outstanding shares between and including two and eight would be combined into one share of our common stock. Pending stockholder approval, the Board will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of LightPath and its stockholders, whether or not to effect a reverse stock split, and if so, the number of shares of our common stock between and including two and eight which will be combined into one share of our common stock, at any time before the first anniversary of this special meeting of stockholders. The Board believes that stockholder approval of an amendment granting the Board this discretion, rather than approval of a specified exchange ratio, provides the Board with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of LightPath and its stockholders.

     The text of the form of proposed amendment to our certificate of incorporation is attached to this proxy statement as Appendix A. By approving this amendment, stockholders will approve an amendment to our certificate of incorporation pursuant to which any whole number of outstanding shares between and including two and eight would be combined into one share of our common stock, and authorize the Board to file only one such amendment, as determined by the Board in the manner described herein. The Board may also elect not to do any reverse split.

     If approved by the stockholders and following such approval the Board determines that effecting a reverse stock split is in the best interests of LightPath and its stockholders, the reverse stock split will become effective upon filing one such amendment with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares selected by the Board within the limits set forth in this proposal to be combined into one share of our common stock.

     If the Board elects to effect a reverse stock split following stockholder approval, the number of issued and outstanding shares of common stock would be reduced in accordance with an exchange ratio determined by the Board within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the

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
reverse stock split. The par value of our common stock would remain unchanged at $0.01 per share. The amendment would not change the number of authorized shares of common stock.

REASONS FOR THE REVERSE STOCK SPLIT

     The Board believes that a reverse stock split may be desirable for a number of reasons. First, the Board believes that a reverse stock split may allow us to avoid having our common stock delisted from the Nasdaq National Market. Second, the Board believes that a reverse stock split could improve the marketability and liquidity of our common stock.

     Our common stock is quoted on the Nasdaq National Market. In order for our common stock to continue to be quoted on the Nasdaq National Market, we must satisfy certain listing maintenance standards established by Nasdaq. Among other things, if the closing bid price of our common stock is under $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 90 calendar days following notification by Nasdaq, Nasdaq may delist our common stock from trading on the Nasdaq National Market. If our common stock were to be delisted, and our common stock does not qualify for trading on the Nasdaq SmallCap Market, our common stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Such alternative markets are generally considered to be less efficient than, and not as broad as, the Nasdaq National Market.

     On July 24, 2002,we received a letter from Nasdaq advising us that our common stock had not met Nasdaq's minimum bid price requirement for 30 consecutive trading days and that, if we were unable to demonstrate compliance with this requirement during the 90 calendar days ending October 22, 2002, our common stock would be delisted from the Nasdaq National Market. On October 23, 2002, we received a letter from Nasdaq advising us that the Company had not regained compliance with the minimum bid price requirement and as a result, our common stock would be delisted from the Nasdaq National Market on October 31, 2002. In accordance with Nasdaq's rules, the Company requested a hearing before Nasdaq's Listing Qualifications Panel to review the staff's determination and remain listed on the Nasdaq National Market. Our request stayed the delisting of our common stock, pending the outcome of the panel hearing which was set for December 5, 2002. On December 5, 2002, the Company presented its case to the Listing Qualifications Panel which determined that the Company's common stock must meet the $1.00 per share minimum bid price requirement as soon as possible. The Company submitted a proposal whereby a reverse stock split could be accomplished in approximately 90 days. On January 7, 2003, the Listing Qualifications Panel approved such a plan and permitted the Company's common stock to remain listed on the Nasdaq National Market pending such reverse stock split and compliance with the minimum bid price requirement (in addition to all other maintenance listing requirements) by or before March 7, 2003. A further condition of continued listing on the Nasdaq National Market is that our common stock maintains a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days (in addition to all other maintenance listing requirements).

     The Board expects that a reverse stock split of our common stock will increase the market price of our common stock so that we are able to maintain compliance with the Nasdaq minimum bid price listing standard. However, the

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
effect of a reverse split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock split combinations for companies in like circumstances is varied. It is possible that the per share price of our common stock after the reverse split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse stock split, and there can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. The market price of our common stock may be based also on other factors which may be unrelated to the number of shares outstanding, including our future performance. In addition, there can be no assurance that we will not be delisted due to a failure to meet other continued listing requirements even if the market price per post-reverse split share of our common stock remains in excess of $1.00. Notwithstanding the foregoing, the Board believes that the proposed reverse stock split, when implemented within the proposed exchange ratio range, will result in the market price of our common stock rising to the level necessary to satisfy the $1.00 minimum bid price requirement.

     The Board also believes that the increased market price of our common stock expected as a result of implementing a reverse stock split may improve the marketability and liquidity of our common stock and may encourage interest and trading in our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of our common stock may be adversely affected by the proposed reverse split given the reduced number of shares that would be outstanding after the reverse stock split. The Board is hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

BOARD DISCRETION TO IMPLEMENT THE REVERSE STOCK SPLIT

     If the reverse stock split is approved by our stockholders, it will be effected, if at all, only upon a determination by the Board that a reverse stock split (with an exchange ratio determined by the Board as described above) is in the best interests of LightPath and its stockholders. Such determination shall be based upon certain factors, including meeting the listing requirements for the Nasdaq National Market, existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. Notwithstanding approval of the reverse stock split by the stockholders, the Board may, in its sole discretion, abandon the proposed amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split prior to the one year anniversary of this special meeting of stockholders, as permitted under Section 242(c) of the Delaware General Corporation Law. If

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the Board fails to implement the reverse stock split prior to the one year anniversary of this special meeting of stockholders, stockholder approval again would be required prior to implementing any reverse stock split.

EFFECTS OF THE REVERSE STOCK SPLIT

     After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of our common stock. However, the proposed reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in us, except to the extent that the reverse split results in any of our stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the proposed reverse stock split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the reverse stock split would continue to hold 2% of the voting power of the outstanding shares of common stock immediately after the reverse stock split. The number of stockholders of record will not be affected by the proposed reverse stock split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split).

     Although the proposed reverse stock split will not affect the rights of stockholders or any stockholder's proportionate equity interest in LightPath (subject to the treatment of fractional shares), the number of authorized shares of common stock will not be reduced. This will increase significantly the ability of the Board to issue authorized and unissued shares without further stockholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our certificate of incorporation or bylaws.

     The proposed reverse stock split will reduce the number of shares of common stock available for issuance under our Amended and Restated Omnibus Incentive Plan, as well as all issued nonqualified options, in proportion to the exchange ratio selected by the Board within the limits set forth in this proposal. We also have certain outstanding stock options and warrants to purchase shares of our common stock. Under the terms of the outstanding stock options and warrants, the proposed reverse stock split will effect a reduction in the number of shares of common stock issuable upon exercise of such stock options and warrants in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants. In connection with the proposed reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

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
     If the proposed reverse stock split is implemented, it will increase the number of stockholders of LightPath who own "odd lots" of less than 100 shares of our common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

     Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act. If the proposed reverse stock split is implemented, our common stock will continue to be reported on the Nasdaq National Market under the symbol "LPTH" (although Nasdaq would likely add the letter "D" to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

     The proposed reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the common stock will be reduced in proportion to the exchange ratio selected by the Board in the manner described above, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

EFFECTIVE DATE

     The proposed reverse stock split would become effective upon filing of a certificate of amendment to our certificate of incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with reverse stock split ratio determined by the Board within the limits set forth in this proposal.

PAYMENT FOR FRACTIONAL SHARES

     No fractional shares of common stock will be issued as a result of the proposed reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of our common stock on the effective date as reported on the Nasdaq National Market by (ii) the number of shares of our common stock held by such stockholder that would otherwise have been exchanged for such fractional share interest.

EXCHANGE OF STOCK CERTIFICATES

     As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the "exchange agent." Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

ACCOUNTING CONSEQUENCES

     The par value per share of our common stock would remain unchanged at $0.01 per share after the reverse stock split. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

NO APPRAISAL / DISSENTERS' RIGHTS

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenters' rights with respect to our proposed amendments to our certificate of incorporation to effect the reverse split and we will not independently provide our stockholders with any such right.

MATERIAL FEDERAL U.S. INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

     The following is a summary of important tax considerations of the proposed reverse stock split. It addresses only stockholders who hold the pre-reverse split shares and post-reverse split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse split shares as part of a straddle, hedge, or conversion transaction, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the "Code"), stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. EACH STOCKHOLDER IS ADVISED TO CONSULT HIS OR HER TAX ADVISOR AS TO HIS OR HER OWN SITUATION.

     The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefore (excluding any portion of the holder's basis allocated to fractional shares), and the holding period of the post-reverse split shares received will include the holding period of the pre-reverse split shares exchanged.

     A holder of the pre-reverse split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year.

     No gain or loss will be recognized by the Company as a result of the reverse stock split.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 1.



                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of December 31, 2002, the number and percentage of outstanding shares of the Company's common stock, owned by

     (i)  each director at such date,

     (ii) each of the Named Officers identified in Item 11 "Executive Compensation" of the Company's Form 10-K for the year ended June 30, 2002,

     (iii) all directors and executive officers of the Company as a group at such date, and

     (iv) each stockholder known by the Company to own beneficially 5% or more of the outstanding common stock of the Company at such date.

     All percentages are based on 20,677,071 shares outstanding. The number of shares beneficially owned by each director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of the beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of December 31, 2002 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. In certain instances, the number of shares listed includes, in addition to shares owned directly, shares held by the spouse or children of the person, or by a trust or estate of which the person is a trustee or an executor or in which the person may have a beneficial interest. The table that follows is based upon information supplied by the executive officer, directors and principal stockholders and Schedules 13D and 13G filed with the SEC.

Name and Address                          Amount and Nature of        Percent
of Beneficial Owner (1)                  Beneficial Ownership (2)     of Class
-----------------------                  ------------------------     --------

Directors and Named Officers
  Robert Ripp                                  1,874,558 (3)             9.0%
  Kenneth Brizel                                      -- (4)               *
  Donald E. Lawson                               423,184 (5)             2.0%
  James L. Adler, Jr.                             54,676 (6)               *
  Dr. Steven Brueck                               25,667 (7)               *
  Robert Bruggeworth                              21,000 (8)               *
  Louis Leeburg                                  115,998 (9)               *
  Gary Silverman                                  76,667 (10)              *
  Dennis Yost                                     20,000 (11)              *
  Robert Cullen                                  259,279 (12)            1.3%
  Mark Fitch                                      49,000 (13)              *
  Donna Bogue                                     36,500 (14)              *

All directors and executive officers
currently holding office as a group
(14 persons)                                   2,986,836                14.4%

Other Stockholders owning more than
5% of Common Stock                                    --                   *

*    Less than one percent.

NOTES

1. Except as otherwise noted, (i) each of the parties listed above has sole voting and investment power over the securities listed and (ii) the address for each party is care of LightPath Technologies, Inc., 2603 Challenger Tech Ct. Ste 100, Orlando, Florida USA 32826.
2. Includes shares underlying options which (except to the extent otherwise indicated) are exercisable on December 31, 2002 or within 60 days thereafter and restricted stock awards issued to the Board of Directors which are unvested as of December 31, 2002 and not scheduled to vest within 60 days thereafter.

3. Includes 1,015,808 shares underlying options, 425,000 shares comprising restricted stock awards and 161,250 shares underlying warrants. Does not include 120,000 shares underlying warrants which are held in trusts for children and as to which Mr. Ripp disclaims beneficial ownership.
4. Does not include 300,000 options and 100,000 shares from a restricted stock award issued on July 8, 2002 as all are unvested.
5. Includes 335,500 shares underlying options. As of October 2001, Mr. Lawson was no longer employed by the Company, however, based on his position as CEO of the Company in 2001, Mr. Lawson was classified as a Named Officer in the Company's Annual Report on Form 10-K for the period ending June 30, 2002.
6. Includes 29,176 shares underlying options and 25,500 shares comprising restricted stock awards.
7.   Includes 25,667 shares underlying options.
8. Includes 4,000 shares underlying options and 17,000 shares comprising restricted stock awards.
9. Includes 32,176 shares underlying options held by Mr. Leeburg, 19,550 shares comprising restricted stock awards and 50,454 shares held directly and indirectly by Mr. Leeburg's brother.
10.  Includes 25,667 shares underlying options.
11. As of September 2002, Mr Yost was no longer employed by the Company, however, based on his position as an executive officer of the Company in 2001, Mr. Yost was classified as a Named Officer in the Company's Annual Report on Form 10-K for the period ending June 30, 2002.
12.  Includes 5,000 shares underlying options.
13.  Includes 39,000 shares underlying options.
14.  Includes 36,500 shares underlying options.

                                  OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                        By Order of the Board of Directors


                                        ----------------------------------
                                        Secretary

January __, 2003

                                   APPENDIX A

            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
                        OF LIGHTPATH TECHNOLOGIES, INC.

     LightPath Technologies, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: The name of the Corporation is LightPath Technologies, Inc.

     SECOND: The date on which the Corporation's original Certificate of Incorporation was filed with the Delaware Secretary of State is June 15, 1992.

     THIRD: The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the General Corporation Law of the State of Delaware adopted resolutions to amend Article Fourth of the Certificate of Incorporation of the Corporation to read in its entirety as follows:

     "FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is Forty-Five Million (45,000,000) shares, divided into Forty Million (40,000,000) shares of Common Stock of the par value of $.01 per share, and Five Million (5,000,000)shares of preferred stock of the par value of $.01 per share. The Board of Directors of the Corporation shall have the authority to issue such shares of common stock and preferred stock in one or more classes or series, with such voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and such qualifications, limitations or restrictions thereof, if any, as shall be provided for in a resolution or resolutions adopted by the Board of Directors of the Corporation and filed as a Certificate of Designations pursuant to Section 151(g) of the General Corporation Law of the State of Delaware. Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each [**] shares of the Corporation's Common Stock, par value $.01 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.01 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder's fractional share based upon the closing sales price of the Corporation's Common Stock as reported on The Nasdaq National Market as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware."

     FOURTH: This Certificate of Amendment of Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote or consent to this Amendment was shares of Common Stock.

A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment of Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

     IN WITNESS WHEREOF, LightPath Technologies, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of _________________________, 2003.


                                        LIGHTPATH TECHNOLOGIES, INC.


                                        KENNETH BRIZEL
                                        Chief Executive Officer


----------
** By approving this amendment, stockholders will approve the combination of any whole number of shares of Common Stock between and including two (2) and eight (8) into one (1) share of Common Stock. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that number determined by the Board of Directors to be in the best interests of the Corporation and its stockholders.

                                      PROXY


                         SPECIAL MEETING OF STOCKHOLDERS
                          LIGHTPATH TECHNOLOGIES, INC.
                                FEBRUARY 28, 2003

        THIS PROXY IS SOLICITED AND PROPOSED BY THE BOARD OF DIRECTORS OF
       LIGHTPATH TECHNOLOGIES, INC., WHICH UNANIMOUSLY RECOMMENDS THAT YOU
               VOTE IN FAVOR OF THE REVERSE STOCK SPLIT PROPOSAL.

     The undersigned hereby appoints Robert Ripp and Kenneth Brizel (the "Proxies") and each of them, jointly and severally, with power of substitution, to vote on the following matters which may properly come before the Special Meeting of Stockholders of LightPath Technologies, Inc. to be held on February 28, 2003, or any adjournment thereof. The Proxies shall cast votes according to the number of shares of common stock of the Company which the undersigned may be entitled to vote with respect to the proposal set forth below, in accordance with the specification indicated, if any, and shall have all the powers which the undersigned would possess if personally present. The undersigned hereby revokes any prior proxy to vote at the Special Meeting, and hereby ratifies and confirms all that said Proxies, or any of them, may lawfully do by virtue hereof and thereof.

REVERSE STOCK       To approve an amendment to the Company's Certificate of
SPLIT PROPOSAL:     Incorporation and to authorize the Board of Directors to
                    file such amendment in order to effect a reverse stock split of the Company's outstanding common stock, in a ratio of 2-for-1, 3-for-1, 4-for-1, 5-for-1,6-for-1, 7-for-1 or
                    8-for-1 as determined by the Board of Directors, at any time prior to the one-year anniversary of the Special Meeting of Stockholders to which this Proxy relates.

          Vote FOR              Vote AGAINST       ABSTAIN from voting with
          the proposal          the proposal       respect to the proposal
              [ ]                   [ ]                       [ ]

[ ]  If you plan to attend the Special Meeting, please check here

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED `FOR' THE REVERSE STOCK SPLIT PROPOSAL.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders of the Company and the Proxy Statement dated ___________, 2003.


____________________________________        Date: _______________

____________________________________        Date: _______________
Signatures of Stockholder(s)

NOTE: Signature should agree with name on stock certificate as printed hereon. Executors, administrators, trustees and other fiduciaries should so indicate when signing.

                PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY
                    USING THE ENCLOSED POSTAGE PAID ENVELOPE
                                    THANK YOU